Exhibit 99.2

METAOPTICS LTD

(Company Registration No.: 419911)
(Incorporated in the Cayman Islands on 21 March 2025)

(the “Company”)

NOMINATING COMMITTEE – TERMS OF REFERENCE

1.	OBJECTIVES

The objectives of the Nominating Committee (“NC”) are, amongst others:

1.1	to review the structure, size and composition of the Board of Directors (the “Board”) and the Board committees.

1.2	to review the succession plans for the Chairman of the Board, the chief executive officer and key management personnel of the Company.

1.3	to propose and implement objective performance criteria to be used in the assessment of the performance of the Board, the Board committees and each individual Director.

1.4	to review the training and professional development programmes for the Board.

1.5	to make recommendations to the Board on the appointment and re-appointment of all Directors (including alternate directors).

1.6	to review and assess the independence of each Director.

2.	AUTHORITY

The Board authorises the NC to:

2.1	assist the Board to fulfill its roles and responsibilities in accordance with its Terms of Reference as set out herein.

2.2	obtain any information it requires from the Company Secretary and any employee of the Company insofar as legally permissible.

2.3	where necessary, appoint independent experts, consultants or legal advisers to advise on matters being considered by the NC, at the Company’s expense subject to the budgetary constraints imposed by the Board.

MetaOptics Ltd
Nominating Committee Terms of Reference

2.4	do and execute or procure to be done and executed all such acts, things and documents as may be necessary in connection with its performance of its roles and responsibilities in accordance with its Terms of Reference as set out herein.

3.	MEMBERSHIP

3.1	The NC shall be appointed by the Board from amongst its members and shall comprise not fewer than three (3) members, a majority of whom, including the Chairman of the NC (the “Chairman”), should be independent (as determined with reference to the Catalist Rules (as defined hereunder), the Code (as defined hereunder) and the Nasdaq Rules (as defined hereunder). The lead independent director of the Company, if any, should be a member of the NC.

3.2	Every member of the NC shall complete a declaration as to his or her independence.

3.3	An independent member shall notify the Board and Company Secretary immediately of any change in circumstances that may result in him/her not being able to meet the criteria for independence. The Board may, after considering the change in circumstances, require the resignation of the member, in compliance with the provisions of the Listing Manual Section B: Rules of Catalist of the Singapore Exchange Securities Trading Limited (“Catalist Rules”), the Code of Corporate Governance 2018 (“Code”) and/or The Nasdaq Stock Market LLC Rules (“Nasdaq Rules”) as may be amended, varied or supplemented from time to time.

3.4	A member who wishes to retire or resign from the NC shall notify the Board in writing, giving at least one (1) month notice and such notice may be waived at the discretion of the Board.

3.5	The office of a member shall become vacant upon the member’s death, resignation, retirement, removal or disqualification as a Director of the Company.

3.6	If a member of the NC resigns, dies or for any other reason ceases to be a member with the result that the number of members is reduced below three (3), the Board shall, within three (3) months of that event, appoint such number of new member(s) as may be required to make up the minimum number of three (3) members.

4.	ADMINISTRATION

4.1	Meetings

(a)	The NC shall meet at least once (1) in a year at such time and place as it may decide.

(b)	The Notice and Agenda of NC meetings shall be circulated at least seven (7) days before the scheduled meeting. Notwithstanding the foregoing, the members of the NC may allow for a shorter period of notice by unanimous consent.

(c)	The Chairman shall preside at each NC meeting. If the Chairman is not present within 15 minutes after the time appointed for holding the meeting, the members present may choose one (1) of their number to be chairman of the meeting.

MetaOptics Ltd
Nominating Committee Terms of Reference

(d)	The Company Secretary, or in his or her absence, a suitable representative appointed by the NC, shall be the secretary for all meetings of the NC.

(e)	A meeting may be called at any time, by the Chairman or any member of the NC.

(f)	The NC shall have full discretion to invite any Director or any member of the management of the Company (the “Management”) or external consultant(s) whom it believes can provide the information it needs for the purposes of the meeting, to attend the meetings. For the avoidance of doubt, such invitees shall not count towards the quorum.

(g)	Each member of the NC is expected to attend every NC meeting. The members of the NC may participate in a meeting via telephone conference or via such other similar communication equipment, which allows all persons participating in the meeting to hear each other without a member being in the physical presence of the other members. Participation in a meeting pursuant to this provision shall be taken into account in ascertaining the presence of a quorum at that meeting. The secretary shall minute the proceedings and resolutions of all NC meetings, and the minutes of a NC meeting signed by the chairman of the meeting shall be conclusive of any meeting conducted as aforesaid.

(h)	Minutes of all NC meetings shall be kept in the Minute Books of the Company.

4.2	Quorum

Unless otherwise determined, the quorum for a meeting of the NC shall be at least two (2) members, with the majority of the quorum being independent directors.

4.3	Voting

A resolution shall be considered passed if there is:

(a)	a majority of votes passed in favour of the resolution during a meeting of the NC; or

(b)	the agreement in writing by a majority of members entitled to participate in the decision.

In the event of an equality of votes, the Chairman shall have a second or casting vote.

Any member of the NC shall not vote, make any recommendations and/or participate in any deliberations in respect of any matter or proposal whatsoever in which he or she has any interest, directly or indirectly, including without limitation any resolutions relating to the assessment of his or her performance or re-nomination as a Director. Where any member of the NC faces a conflict of interest (whether actual or potential) in respect of any matter or proposal tabled at a NC meeting, he or she should disclose this and recuse himself or herself from that portion of the meeting and the deliberations involving the said matter or proposal. A member shall not be counted towards the quorum at a meeting in respect of any resolution on which he or she is recused or debarred from voting.

MetaOptics Ltd
Nominating Committee Terms of Reference

5.	DUTIES

The NC shall be responsible for:

5.1	making recommendations to our Board of Directors on relevant matters relating to: (i) the review of board succession plans for directors, in particular, our Executive Chairman and CEO; (ii) the review of training and professional development programs for our Board; and (iii) the appointment and re appointment of our Directors (including alternate Directors, if applicable), having regard to each Director’s contribution, performance and ability to commit sufficient time, resources and attention to the affairs of our Group, and each Director’s respective commitments outside our Group including his principal occupation and board representations on other companies, if any;

5.2	ensuring that the Directors submit themselves for re-nomination and re-election at least once every three (3) years;

5.3	reviewing and determining annually, and as and when circumstances require, if a Director is independent, in accordance with the Code and any other salient factors;

5.4	reviewing and approving the employment of Related Employees and the proposed terms (other than remuneration) of their employment;

5.5	developing a process for assessment of our Board’s effectiveness as a whole and its committees, and for assessing the contribution of each Director to the effectiveness of our Board;

5.6	reviewing the composition of our Board of Directors annually to ensure that our Board of Directors and our Board committees comprise Directors who as a group provide an appropriate balance and diversity of skills, expertise, gender and knowledge of our Company and provide core competencies such as accounting or fi nance, business or management experience, industry knowledge, strategic planning experience and customer-based experience and knowledge;

5.7	determining guidelines on the maximum number of directorships and principal commitments for any Director, and where a Director has multiple board representations, deciding whether the Director is able to and has been adequately carrying out his duties as Director, taking into consideration the Director’s number of listed company board representations and other principal commitments; and

5.8	undertaking such other functions as may be required by law, the Catalist Rules or the Nasdaq Rules, and by such amendments made thereto from time to time.

5.9	making recommendations to the Board on all board appointments (including alternate directors, if any), including re-nominations, having regard, to the Director’s competencies, commitment, contribution and performance (for example, attendance, preparedness, participation and candour) including, if applicable, his or her performance as an Independent Director, as well as any existing or expected future business interests of the candidate that may lead to a conflict of interest. For the avoidance of doubt, alternate directors should only be appointed in exceptional circumstances and should not be appointed independent directors in any circumstances;

MetaOptics Ltd
Nominating Committee Terms of Reference

5.10	making recommendations to the Board in respect of its review of Board succession plans for Directors (in particular the appointment and/or replacement of the Chairman of the Board, the chief executive officer and any key management personnel), training and professional development programmes for the Board and the process and criteria for evaluation of the performance of the Board, its Board committees and Directors;

5.11	determining on an annual basis, and as and when the circumstances require, whether or not a Director is independent (having regard to the factors set out in the Catalist Rules, the Code and the Nasdaq Rules), and providing its views to the Board for the Board’s consideration;

5.12	in respect of a Director who has multiple board representations on various listed companies and other principal commitments[1], deciding whether or not such Director is able to and/or has been adequately carrying out his or her duties as Director, having regard to the competing time commitments that are faced when serving on multiple boards or having other principal commitments;

5.13	in consultation with the Board, establishing guidelines on what a reasonable and maximum number of directorships and principal commitments for each Director (or type of Director) should be;

5.14	reviewing and approving any new employment of persons related to any of the Company’s Directors, key management personnel and executive officers, controlling shareholders [2] and/or substantial shareholders[3] and the proposed terms of their employment;

5.15	subject to the Board’s approval, setting the Board diversity policy that addresses gender, skills and experience, and any other relevant aspects of diversity, including qualitative and measurable quantitative objectives (where appropriate), and reviewing the Company’s progress towards achieving the identified objectives;

5.16	sending the newly-appointed Director a formal appointment letter which clearly sets out his or her roles, duties, obligations and responsibilities as a director of the Company, and the Board’s expectations in respect of his or her time commitment as a director of the Company, following the Board’s confirmation of the appointment and ensuring that a new Director who has no prior experience as a director of a listed company on the SGX-ST (a “First-time Director”) to undergo the mandatory training in the roles and responsibilities of a director of a listed issuer as prescribed by the SGX-ST;

[1]	Pursuant to the Code, “principal commitments” includes all commitments which involve significant time commitment such as full-time occupation, consultancy work, committee work, non-listed company board representations and directorships and involvement in non-profit organisations. Where a Director sits on the boards of non-active related corporations, those appointments would not normally be considered principal commitments.
[2]	Pursuant to the Catalist Rules, a “controlling shareholder” is a person who holds directly or indirectly 15% or more of the total voting rights in the Company, or in fact exercises control over the Company.
[3]	Pursuant to the Companies Act 1967 of Singapore, a “substantial shareholder” is a person who has an interest or interests in one or more voting shares in the Company and the total votes attached to that share, or those shares, is not less than 5% of the total votes attached to all the voting shares in the Company.

MetaOptics Ltd
Nominating Committee Terms of Reference

5.17	subject to the Board’s approval, deciding on how the Board’s performance is to be evaluated and proposing objective performance criteria for such assessment, such as how the Board has enhanced long-term shareholders’ value;

5.18	assessing the performance and effectiveness of the Board as a whole, and of each Board committee separately, as well as the contribution by the Chairman of the Board and each individual Director to the Board; and

5.19	generally undertake such other functions and duties as may be required by law (including but not limited to the federal securities laws of the United States), the Catalist Rules, the Code and/or the Nasdaq Rules as may be amended, varied or supplemented from time to time.

6.	REPORTING PROCEDURE

6.1	The NC’s recommendations should be made in consultation with the Chairman of the Board and submitted for endorsement by the entire Board.

6.2	The NC shall assist the Board to describe and disclose the following information in the Company’s annual report, amongst others:

(a)	names of the NC members;

(b)	the NC’s key Terms of Reference;

(c)	a summary of the NC’s activities for the year;

(d)	the number of meetings held in the year, as well as the attendance of every member of the NC at these meetings;

(e)	process for the selection, appointment and re-appointment of directors to the Board, including the criteria used to identify and evaluate potential new directors and channels used in searching for appropriate candidates;

(f)	key information on each Director, as well as details and information on Director(s) seeking shareholders’ approval on his or her appointment or re-appointment;

(g)	the independent status of the Company’s non-executive Directors;

(h)	the induction, orientation and training provided to new and existing Directors;

(i)	where a Director holds a significant number of listed company directorships and principal commitments, the reasons for assessing the ability of the said Director to diligently discharge his or her duties;

(j)	describe the Company’s board diversity policy including the targets and timelines and progress for achieving the targets, if any; and

MetaOptics Ltd
Nominating Committee Terms of Reference

(k)	how the assessments of the Board, the Board committees and each Director have been conducted, including the identity of any external facilitator and its connection, if any, with the Company or any of the Directors.

7.	GENERAL

7.1	The NC, in carrying out its tasks under these Terms of Reference may obtain at the Company’s expense such external or other independent professional advice as it considers necessary to carry out its duties.

7.2	The Board will ensure that NC has access to internal professional advice in order for it to perform its duties.

7.3	The NC shall keep up to date with changes to relevant laws and legislations, developments in corporate governance initiatives, and other commercial changes that may affect the Company and the industry in which it operates.

7.4	Amendments to these Terms of Reference shall be submitted to the NC for consideration and tabled at a Board meeting for approval.

Title:	MetaOptics Ltd Nominating Committee (NC) Terms of Reference
Policy No.	MOL1.0/2026
Document Type	Terms of Reference
Prepared by	ZICO-InCorp Corporate/Co Sec
Approved By	NC / Board
Approval Date	27 February 2026

Version	Date	Approver
		Management / Sponsor	NC	Board
1.0	27 Feb 2026	√	√	√